Exhibit 99.1

Investor Contact:

John Mills

Senior Managing Director

ICR

310.954.1105

Limoneira Company Announces Second Quarter and Six Months Fiscal Year 2013 Financial Results

- Second Quarter of Fiscal Year 2013 Agribusiness Revenue Increased 47% Versus Second Quarter of Last Year -

- Second Quarter Fiscal Year 2013 EBITDA Increased 180% to $4.2 Million -

- EPS for the Second Quarter of Fiscal Year 2013 were $0.19 Versus $0.06 in the Second Quarter Last Year -

- Company Reiterates Fiscal Year 2013 Lemon and Avocado Volume Growth Guidance -

Santa Paula, CA., June 10, 2013 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today reported financial results for the second quarter ended April 30, 2013.

Fiscal Year 2013 Second Quarter Results

For the second quarter of fiscal year 2013, revenue was $23.3 million, compared to revenue of $16.1 million in the second quarter of the previous fiscal year. Agribusiness revenue increased 47% to $22.2 million, compared to $15.0 million in the second quarter last year. Rental operations revenue was $1.1 million in the second quarter of fiscal year 2013, compared to $1.0 million in the second quarter last year. Real estate development revenue was $41,000, compared to $44,000 in the second quarter last year.

Agribusiness revenue for the second quarter of fiscal year 2013 includes $15.5 million in lemon sales, compared to $12.4 million of lemon sales during the same period of fiscal year 2012, reflecting a larger number of cartons of fresh lemons sold, partially offset by lower average price per carton. The Company also generated higher sales of lemon by-products compared to the same period last year. Avocado revenue increased to $2.7 million, compared to $601,000 during the same period of the previous fiscal year, reflecting increased volume, partially offset by lower average price per pound. The Company recognized $2.3 million of orange revenue in the second quarter of fiscal year 2013 compared to $788,000 of orange revenue in the same period of fiscal year 2012 primarily due to production from Sheldon Ranch. Specialty citrus and other crop revenues were $1.7 million in the second quarter of fiscal year 2013, compared to $1.3 million in the second quarter of fiscal year 2012, reflecting higher prices and volumes of fruit sold.

Costs and expenses for the second quarter of fiscal year 2013 were $20.9 million, compared to $15.0 million in the second quarter of last fiscal year. The year-over-year increase in operating expenses primarily reflects increased agribusiness costs associated with the higher fruit production and sales for this segment. Packing costs increased, mainly attributable to a higher volume of fresh lemons packed and sold compared to the same period of fiscal year 2012. Third-party grower costs increased in the second quarter of fiscal year 2013 compared to the same quarter of last year due to an increase in lemons procured from third party growers.

Operating income for the second quarter of fiscal year 2013 was $2.4 million, compared to $1.1 million in the second quarter of the previous fiscal year. The increase in operating income reflects the Company’s higher agribusiness revenue as well as the Company’s ability to leverage its operating expenses across higher sales volume.

EBITDA was $4.2 million in the second quarter of fiscal year 2013, compared to $1.5 million in the same period of fiscal year 2012. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release. The increase in EBITDA reflects a $1.3 million improvement in operating income, a $3.1 million gain associated with the sale of Calavo Growers, Inc. ("Calavo Growers") (NASDAQ: CVGW) common stock and a $1.8 million equity loss on the Company’s investment in HM East Ridge, LLC.

In the second quarter of fiscal year 2013, the Company did not incur any interest expense due to repayments of long-term debt made with the proceeds from the Company’s February 2013 public offering of common stock. All interest incurred during the second quarter of fiscal year 2013 was capitalized on non-bearing orchards, real estate development projects and significant construction in progress. In the second quarter of fiscal year 2012, the Company’s interest expense was $71,000. Non-cash fair value adjustments on the Company’s interest rate swap resulted in income of $221,000 in the second quarter of fiscal year 2013, compared to $196,000 in the same period of the prior year.

Net income applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2013 was $2.4 million, compared to net income applicable to common stock, after preferred dividends, in the second quarter of fiscal year 2012 of $672,000. Earnings per diluted share for the second quarter of fiscal year 2013 were $0.19 on approximately 12.8 million weighted average diluted common shares outstanding, compared to $0.06 on approximately 11.2 million weighted average diluted common shares outstanding in the same period of the prior year. The year-over-year increase in shares outstanding is due to the Company’s February 2013 public offering of common stock.

Sale of Calavo Growers Shares and East Ridge Property

On April 11, 2013, the Company completed the sale of 165,000 shares of Calavo Growers common stock to Calavo Growers, who had a right of first refusal to purchase the shares, at a price of $29.02 per share, for net proceeds of $4.8 million. A $3.1 million gain was recognized on the sale. The Company continues to own 500,000 shares of Calavo Growers common stock, which were acquired pursuant to a stock purchase agreement in 2005 for $10.00 per share.

On April 8, 2013, the Company and HM East Ridge, LLC entered into an agreement to sell the LLC’s East Ridge property located in Santa Maria, California, for $6.0 million. The transaction is estimated to generate net proceeds of approximately $5.7 million after transaction costs. The Company wrote down its investment in HM East Ridge, LLC and recognized a loss of $1.8 million, which is included in equity in losses of investments.

Fiscal Year 2013 First Six Months Results

For the six months ended April 30, 2013, revenue was $40.7 million, compared to $26.3 million in the same period last year. Operating loss for the first six months of fiscal year 2013 was $2.9 million, compared to an operating loss of $3.6 million in the same period last year. Net loss applicable to common stock, after preferred dividends, for the first six months of fiscal year 2013 was $748,000, compared to a loss of $2.2 million, in the same period last year. Loss per diluted share for the first six months of fiscal year 2013 was $0.06 on approximately 12.1 million weighted average diluted common shares outstanding, compared to loss per diluted share of $0.20 on approximately 11.2 million weighted average diluted common shares outstanding in the same period last year. The year-over-year increase in shares outstanding is due to the Company’s February 2013 public offering of common stock.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased with the progress we made with our business in the second quarter. We generated strong sales, EBITDA, and net income growth, reflecting our expanding agribusiness operations. Based on our year-to-date results and outlook for a solid second half of the year, we continue to expect to achieve our previously stated guidance of 25% year-over-year increase in cartons of lemons sold and a 50% year-over-year increase in pounds of avocados sold for the full year fiscal 2013.”

“In the second quarter, we completed a public offering of common stock, in which we raised net proceeds of $36 million. In addition, we also completed the sale of Calavo Growers common stock, which resulted in net cash of nearly $5 million. These transactions enabled us to meaningfully strengthen our financial position in the second quarter. We reduced our long-term debt by $37 million and ended the quarter with improved working capital. We have additional financial flexibility to make strategic investments and acquisitions in our agribusiness and real estate development projects.”

Mr. Edwards continued, “We are very excited to begin a new phase for our real estate development business. As we previously announced, East Area 1 was annexed into the City of Santa Paula and LAFCo unanimously approved the annexation of Santa Paula East Gateway Project/East Area 2 into the City of Santa Paula. We now have the necessary approvals to begin development of the project, which our team has been working on for ten years. We remain on-track to break ground in 2014. As the development progresses, we are looking forward to the additional cash flow that is expected to be generated by the project."

Balance Sheet and Liquidity

The Company made significant improvements in its balance sheet in the second quarter of fiscal year 2013. Long-term debt was reduced by $37.1 million with the net proceeds from its February 2013 public offering. As of April 30, 2013, the Company had working capital of $2.4 million.

In February 2013, the Company completed a public offering of 2,070,000 shares of its common stock at a public offering price of $18.50 per share, generating net proceeds of approximately $35.9 million. The Company intends to use the net proceeds from this offering for general corporate purposes, which included the aforementioned repayment of long term debt, investments in real estate development and acquisitions of agriculture property.

The sale of the East Ridge Property is expected to close in June 2013 and together with the sale of Calavo Growers shares, the two transactions are anticipated to generate net cash of approximately $10.5 million.

Real Estate Development

During the second quarter of fiscal year 2013, the Company executed its on-going real estate development strategy by capitalizing development costs of $1.4 million. In the same period of the prior year, the Company capitalized development costs of $655,000.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the second quarter of fiscal year 2013, lemon sales were comprised of approximately 76% to U.S. and Canada-based customers, 22% to domestic exporters and 2% to international customers.

Alex Teague, Senior Vice President stated, “We continue to benefit from our direct lemon marketing and sales strategy. We now have over 100 different lemon customers, underscoring the success of our sales team. In the second quarter of fiscal 2013, we sold approximately 224,000 more fresh lemon cartons than in the same period last fiscal year, and we are looking forward to continued growth throughout the year as we benefit from the additional agricultural acreage we acquired and leased in fiscal year 2012.”

In February 2013, East Area 1 was annexed into Santa Paula. In May 2013, the Ventura Local Area Formation Commission (“LAFCo”) unanimously approved the annexation of Santa Paula East Gateway Project/East Area 2 into the City of Santa Paula. The annexation is expected to be completed and recorded during June 2013. These annexations were the final required steps to enable the Company to proceed with its Company's master planned community project. In total, these plans consist of 550 acres for a master planned community of residential units, commercial and light industrial properties, comprising 1,500 residential units, 560,000 square feet of commercial space, and 150,000 square feet of light industrial space.

Fiscal 2013 Outlook

The Company is reiterating its previously announced outlook for fiscal year 2013. For the fiscal year ending October 31, 2013, the Company expects to sell between 3.0 million to 3.2 million cartons of lemons, representing approximately 25% increase over fiscal year 2012 and expects to sell between 17 million to 19 million pounds of avocados, representing approximately 50% increase compared to fiscal year 2012. Lemon and avocado prices are expected to be lower in fiscal year 2013 than 2012 due to higher industry production.

In addition, the Company expects the Sheldon Ranch leases to be profitable in fiscal year 2013 compared to a loss of $735,000 in fiscal year 2012.

The Company began fiscal year 2013 with approximately 800 additional revenue generating agricultural acres, representing a 12% increase compared to the beginning of fiscal year 2012.

Conference Call Information

The Company will host a conference call and audio webcast on June 10, 2013, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (877) 440-5804, and international participants should dial (719) 325-4821.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through June 24, 2013, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 3010721.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 8,200 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended April 30,		Six Months Ended April 30,
	2013	2012	2013	2012

Net income (loss)	$2,505,000	$737,000	$(617,000)	$(2,072,000)
Total interest income, net	(243,000)	(152,000)	(364,000)	(161,000)
Income taxes	1,427,000	385,000	(228,000)	(1,195,000)
Depreciation and amortization	545,000	546,000	1,087,000	1,066,000
EBITDA	$4,234,000	$1,516,000	$(122,000)	$(2,362,000)

Limoneira Company

Consolidated Balance Sheets (unaudited)

	April 30, 2013	October 31, 2012
Assets
Current assets:
Cash	$34,000	$11,000
Accounts receivable, net	10,246,000	4,252,000
Notes receivable – related parties	11,000	42,000
Cultural costs	1,302,000	2,254,000
Prepaid expenses and other current assets	2,770,000	2,116,000
Income taxes receivable	641,000	712,000
Total current assets	15,004,000	9,387,000

Property, plant and equipment, net	54,701,000	53,380,000
Real estate development	80,503,000	77,772,000
Equity in investments	7,283,000	8,947,000
Investment in Calavo Growers, Inc.	14,180,000	15,701,000
Notes receivable – related parties	16,000	16,000
Notes receivable	1,985,000	2,296,000
Other assets	5,455,000	5,123,000
Total assets	$179,127,000	$172,622,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,861,000	$3,670,000
Growers payable	2,740,000	2,085,000
Accrued liabilities	2,867,000	4,017,000
Fair value of derivative instrument	359,000	1,072,000
Current portion of long-term debt	741,000	760,000
Total current liabilities	12,568,000	11,604,000
Long-term liabilities:
Long-term debt, less current portion	59,118,000	88,875,000
Deferred income taxes	10,727,000	10,488,000
Other long-term liabilities	9,082,000	8,953,000
Total long-term liabilities	78,927,000	108,316,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at April 30, 2013 and October 31, 2012) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: 0 issued or outstanding at April 30, 2013 and October 31, 2012)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized:
13,305,931 and 11,203,180 shares issued and outstanding at April 30, 2013 and October 31, 2012, respectively)	133,000	112,000
Additional paid-in capital	71,931,000	35,714,000
Retained earnings	14,731,000	16,398,000
Accumulated other comprehensive loss	(2,163,000)	(2,522,000)
Total stockholders’ equity	87,632,000	52,702,000
Total liabilities and stockholders’ equity	$179,127,000	$172,622,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended April 30,		Six months ended April 30,
	2013	2012	2013	2012
Revenues:
Agribusiness	$22,190,000	$15,046,000	$38,488,000	$24,248,000
Rental operations	1,055,000	1,006,000	2,091,000	1,997,000
Real estate development	41,000	44,000	89,000	88,000
Total revenues	23,286,000	16,096,000	40,668,000	26,333,000
Costs and expenses:
Agribusiness	17,262,000	11,680,000	35,849,000	23,070,000
Rental operations	638,000	530,000	1,257,000	1,098,000
Real estate development	226,000	241,000	469,000	489,000
Selling, general and administrative	2,774,000	2,513,000	6,039,000	5,284,000
Total costs and expenses	20,900,000	14,964,000	43,614,000	29,941,000
Operating income (loss)	2,386,000	1,132,000	(2,946,000)	(3,608,000)
Other income (expense):
Interest expense	-	(71,000)	(124,000)	(246,000)
Interest income from derivative instrument	221,000	196,000	442,000	355,000
Gain on sale of stock in Calavo Growers, Inc.	3,138,000	-	3,138,000	-
Interest income	22,000	27,000	46,000	52,000
Other (expense) income, net	(29,000)	(137,000)	388,000	208,000
Total other income	3,352,000	15,000	3,890,000	369,000
Income before income tax (provision) benefit and equity in losses of investments	5,738,000	1,147,000	944,000	(3,239,000)
Income tax (provision) benefit	(1,427,000)	(385,000)	228,000	1,195,000
Equity in losses of investments	(1,806,000)	(25,000)	(1,789,000)	(28,000)
Net income (loss)	2,505,000	737,000	(617,000)	(2,072,000)
Preferred dividends	(65,000)	(65,000)	(131,000)	(131,000)
Net income (loss) applicable to common stock	$2,440,000	$672,000	$(748,000)	$(2,203,000)

Basic net income (loss) per common share	$0.19	$0.06	$(0.06)	$(0.20)

Diluted net income (loss) per common share	$0.19	$0.06	$(0.06)	$(0.20)

Dividends per common share	$0.04	$0.03	$0.08	$0.06

Weighted-average common shares outstanding-basic	12,789,000	11,201,000	12,114,000	11,203,000
Weighted-average common shares outstanding-diluted	12,789,000	11,201,000	12,114,000	11,203,000